Exhibit 99.1

Ally Financial Reports Second Quarter 2015 Financial Results

•	Second quarter net income of $182 million, including $155 million pre-tax charge for early extinguishment of debt, compared to $323 million in the second quarter of 2014

•	Second quarter adjusted EPS of $0.46, compared to $0.42 in the prior year period[1]

•	Core pre-tax income, excluding repositioning items, of $435 million for the quarter, compared to $417 million in the prior year period[1]

•	Net financing revenue, ex. OID, improved to $927 million, increasing 8 percent from last quarter; cost of funds declined 32 bps year-over-year

•	Solid credit performance with provision increase due to strong loan growth

•	Auto originations of $10.8 billion for the quarter, Growth channel originations increased 58 percent year-over-year

•	Annual retail deposit growth of 13 percent to $51.8 billion, expanded customer base 16 percent year-over-year to 989,000 customers

•	Took additional steps to deepen relationships with existing customer base

CHARLOTTE, N.C. (July 28, 2015) – Ally Financial Inc. (NYSE:ALLY) today reported net income of $182 million, which included a $155 million pre-tax charge for the extinguishment of legacy, high-cost debt. This compares to net income of $576 million in the prior quarter and $323 million for the second quarter of 2014. A generally accepted accounting principles (GAAP) loss of $2.22 per common share in the second quarter of 2015 was primarily driven by the redemption of $1.3 billion of Series G preferred securities during the quarter.

The company reported core pre-tax income of $435 million, excluding repositioning items, in the second quarter of 2015, compared to $490 million in the prior quarter and $417 million in the comparable prior year period. Adjusted earnings per diluted common share for the quarter were $0.46, compared to $0.52 in the previous quarter and $0.42 in the prior year period.

Driving results this quarter was improved net financing revenue, which totaled $927 million in the second quarter of 2015, up from $912 million in the second quarter of 2014, led by strong retail auto loan growth and lower cost of funds, which more than offset a decline in net lease revenue. The reduction in cost of funds also increased net interest margin, excluding original issue discount (OID), by 11 basis points to 2.58 percent, quarter-over-quarter. Provision expense of $140 million was up from $63 million in the second quarter of 2014, due to strong consumer auto loan growth and the reduction of mortgage reserves in the prior period. Expenses declined by $84 million, or more than 10 percent year-over-year, driven by lower controllable expenses and weather losses.

1 Adjusted EPS, Core Pre-Tax Income and Core ROTCE are each non-GAAP financial measures. Refer to the Results by Segment table in this press release for details.

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Consumer auto originations remained strong at $10.8 billion for the quarter, increasing 10 percent from the previous quarter and relatively flat compared to the same period last year, driven by continued gains in the Growth and Chrysler channels. Excluding GM lease and subvented originations, consumer auto originations increased 36 percent year-over-year. Originations from Growth dealers grew 58 percent compared to the prior year period.

“In the second quarter, Ally made notable and continued progress in its efforts to diversify and expand its business, while also driving shareholder value,” said Ally Chief Executive Officer Jeffrey Brown. “Auto originations were strong totaling $10.8 billion, which was on par with year-ago levels, despite the reduction in leasing. This was driven by steady increases in Growth channel originations, as well as Chrysler originations which were up 37 percent year-over-year. These are clear proof-points that our business model and value proposition are winning across nameplates and throughout the marketplace.”

He continued, “Retail deposits continued to grow at a steady clip, increasing 13 percent year-over-year, with the business adding nearly 35,000 new deposit customers in the quarter. Combined with Ally’s ongoing efforts to eliminate costly, legacy debt and streamline its capital structure, the company made noteworthy progress in further lowering its cost of funds.”

“Looking to the second half of the year, Ally remains on track to achieve its financial targets, and we will continue our efforts to explore additional products and services that would drive growth for the company and add value to our customers. Ally has a distinctive approach in the marketplace, and we believe there is opportunity to build upon our approximately 5.5 million customer relationships,” Brown concluded.

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Results by Segment

($ millions)

				Increase/(Decrease) vs.
	2Q 15	1Q 15	2Q 14	1Q 15	2Q 14
Automotive Finance	$401	$331	$461	$70	$(60)
Insurance	15	78	(23)	(63)	38
Dealer Financial Services	$416	$409	$438	$7	$(22)
Mortgage	9	69	27	(60)	(18)
Corporate and Other (ex. OID)[1]	9	12	(48)	(2)	57
Core pre-tax income, excluding repositioning items[2]	$435	$490	$417	$(55)	$18
Repositioning items[3]	(154)	(190)	(16)	(37)	137
Core pre-tax income[2]	$281	$299	$400	$(18)	$(120)
OID amortization expense	18	17	53	1	(36)
Income tax expense	94	103	64	(9)	30
Income from discontinued operations[4]	13	397	40	(384)	(27)
Net income	$182	$576	$323	$(394)	$(141)

ROTCE	n/m	14.2%	7.7%
Core ROTCE[5]	8.2%	9.1%	8.4%
Adjusted Efficiency ratio[5]	46%	48%	49%
GAAP (Loss) / Earnings Per Common Share (diluted)[6]	$(2.22)	$1.06	$0.54	$(3.28)	$(2.76)
Adjusted Earnings Per Common Share[6]	$0.46	$0.52	$0.42	$(0.05)	$0.04

n/m – not meaningful

1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and certain unallocated expenses including overhead previously allocated to operations that have since been sold or discontinued.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges and liability management actions (accelerated OID).

3. Repositioning items for 2Q15 and 1Q15 are primarily related to the extinguishment of high-cost legacy debt. Repositioning items for 2Q14 are primarily related to underwriting and legal fees for the company's initial public offering. Refer to slides 23 and 24 of the Ally Financial Inc. 2Q15 Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. 2Q 2015 disc ops activity includes activity related to a corporate finance recovery item, other activity associated with divested international businesses and income from certain discrete tax items. In 1Q 2015, Ally completed the sale of its former Chinese joint venture, resulting in an after-tax gain of approximately $400 million. 2Q 2014 disc ops results are primarily driven by income associated with the former China joint venture.

5. See slide 24 in the Ally Financial Inc. 2Q15 Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for definitions and details. Calculations can be found on page 22 of the 2Q15 Financial Supplement.

6. GAAP Earnings Per Common Share for 2Q15 is inclusive of a per share impact of $2.47 for the partial redemption of Series G and a Series A tender. Adjusted Earnings per Common Share is a non-GAAP financial measure. See slide 6 in the Ally Financial Inc. 2Q15 Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for detail.

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Liquidity and Capital

Highlights

•	Continued capital structure rationalization through the partial redemption of Series G preferred securities in April and tender of Series A preferred securities in May.

•	Maintained strong capital levels in second quarter 2015 with Basel III Common Equity Tier 1 capital ratio[2] at 9.3 percent on a fully phased-in basis.

In the second quarter, Ally advanced its efforts to further rationalize the company’s capital structure and drive improved financial performance in the future. First, Ally redeemed $1.3 billion of Series G preferred securities in April and continued with the tender of approximately $325 million of Series A preferred securities in May, as part of its plans to eliminate high-cost preferred securities. Moreover, Ally continued to repurchase high-cost, unsecured debt as part of its ongoing liability management strategy, which included a cash tender offer that settled in June totaling $875 million.

Ally's total equity was $14.3 billion at June 30, 2015, down compared to the end of the prior quarter, as a result of the partial redemption of Series G and a Series A tender that were executed in the quarter. The company’s capital ratios for the quarter reflect these efforts and are normalizing to be in line with operating level expectations going forward. Ally’s preliminary second quarter 2015 Basel III Common Equity Tier 1 ratio was 9.3 percent on a fully phased-in basis, and Ally’s preliminary Tier 1 capital ratio was 11.7 percent on a fully phased-in basis.

Ally’s consolidated cash and cash equivalents decreased to $5.9 billion as of June 30, 2015, from $7.7 billion at March 31, 2015, primarily as a result of the Series G redemption in April 2015. Included in this quarter’s balance are $2.8 billion at Ally Bank and $1.3 billion at the Insurance business.

Ally continued to execute a diverse funding strategy during the second quarter of 2015. This strategy included strong growth in deposits, which represent approximately 45 percent of Ally’s funding portfolio, and completion of new term U.S. auto securitizations, which totaled approximately $2.0 billion for the quarter. The company also issued $1.4 billion of unsecured debt during the quarter.

2 Ally's preliminary Basel III Common Equity Tier 1, reflective of transition provisions, is 9.8%. Common Equity Tier 1 is a non-GAAP financial measure. See page 16 of the 2Q15 Financial Supplement for details.

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Ally Bank

Highlights

•	Retail deposits totaled $51.8 billion for the second quarter, up $5.8 billion or 13 percent year-over-year.

•	Approximately 68 percent of Ally's total assets were funded at Ally Bank at the end of the quarter.

•	Customer base grew 16 percent year-over-year to approximately 989,000 customers.

•	Launched Ally AssistSM customer voice interaction service, leveraging the next generation of digital technology for an enhanced customer experience.

•	Received the 2015 TNS Choice Award for Direct Banking, recognizing superior performance in the competitive marketplace.

For purposes of financial reporting, operating results for Ally Bank, the company's direct banking subsidiary, are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities.

Deposits

Ally Bank continued to build its deposit base and maintained strong customer loyalty, attracting and retaining customers with its value proposition. Retail deposits at Ally Bank increased to $51.8 billion as of June 30, 2015, compared to $50.6 billion at the end of the prior quarter. Year-over-year, retail deposits increased $5.8 billion, up 13 percent. Retail deposit growth continued to be driven largely by savings products, which represent 55 percent of the retail deposit portfolio. Brokered deposits at Ally Bank totaled approximately $9.9 billion as of June 30, 2015, flat compared to the prior quarter. Ally Bank continued strong expansion of its customer base to approximately 989,000 customer accounts, growing 16 percent year-over-year.

Automotive Finance

Highlights

•	Consumer auto financing originations totaled $10.8 billion for the quarter, relatively flat versus the same period a year ago despite a decline in GM lease originations.

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•	Excluding GM lease and subvented originations, consumer originations were up 36 percent year-over-year.

•	Strong performance in originations from Growth dealers, up 58 percent over prior year period.

•	Named preferred financing source in the U.S. by Aston Martin in May.

•	Solid growth in Chrysler channel with originations up 37 percent year-over-year.

•	Automotive earning assets increased approximately 3 percent or $3.1 billion, year-over-year.

•	Began offering auto customers access to their FICO Score and annual percentage rate (APR) through online account profiles in July.

Auto Finance reported pre-tax income of $401 million for the second quarter of 2015, compared to $461 million in the corresponding prior year period. Results for the quarter were primarily driven by lower net financing revenue due to expected lower net lease revenue, primarily as a result of lower lease gains. Provision expense also increased, primarily as a result of growth in retail originations. Ally’s consumer auto coverage rate for loan losses remained relatively flat year-over-year.

Earning assets for Auto Finance, which are comprised of consumer and commercial receivables and leases, continued solid growth with end-of-period earning assets totaling $113 billion. Consumer earning assets totaled $80 billion, up 4 percent year-over-year, due to continued strong origination volume, despite $3.6 billion of retail auto loan sales since September 2014. End-of-period commercial earning assets were flat year-over-year at $33 billion for the quarter.

Consumer financing originations in the second quarter of 2015 were $10.8 billion, compared to $9.8 billion in the prior quarter and $10.9 billion in the corresponding prior year period. Consumer financing origination levels in the second quarter of 2015 were driven by year-over-year growth in the non-subvented new channel, which was up 37 percent, and in the used channel, which was up 29 percent. Growth channel originations comprised 32 percent of total originations. Originations in the quarter were comprised of $5.9 billion of new retail, $4.0 billion of used retail and $1.0 billion of leases. Excluding GM leasing and subvented originations, consumer financing originations increased 36 percent year-over-year. In addition, volume from Growth dealers increased 24 percent compared to the prior quarter and 58 percent year-over-year.

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In May, Ally was named the preferred financing source for Aston Martin in the U.S. The agreement further demonstrates progress in Ally’s diversification efforts. Through the agreement, Ally made available its premium services and comprehensive product offerings, including retail and lease financing to Aston Martin’s network of dealerships in the U.S. Ally also offers wholesale financing and remarketing services to U.S. dealers.

Insurance

Highlights

•	Pre-tax income improved year-over-year by $38 million for the second quarter, driven by lower weather-related losses.

•	Ally Premier Protection, the company’s flagship vehicle service contract offering, launched nationwide in June with roll-out continuing through 2016.

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts (VSCs) and dealer inventory insurance, reported pre-tax income from continuing operations of $15 million in the second quarter of 2015, compared to a pre-tax loss of $23 million in the prior year period. This was driven by increased underwriting income resulting from improved weather losses which were more in line with historic trends. Written premiums held relatively flat at $263 million for the quarter, which excludes the Canadian personal lines business in runoff. Total investment income was $41 million in the second quarter of 2015, down $13 million compared to the prior year period, driven primarily by lower gains on the sale of securities.

Mortgage

During the second quarter of 2015, Mortgage reported pre-tax income of $9 million, compared to $27 million in the prior year period. Results were primarily driven by the non-recurrence of a reduction in loan loss reserves in the prior year. The held-for-investment mortgage portfolio’s net carrying value is approximately $9.1 billion as of June 30, 2015, an increase of $1.6 billion compared to the prior quarter as a result of bulk loan purchases comprised of primarily high-quality, jumbo residential mortgages that were made during the quarter.

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Corporate and Other

Highlights

•	Ally’s adjusted efficiency ratio improved to 46 percent, compared to 49 percent a year ago.

Corporate and Other primarily consists of Ally's centralized treasury activities, the residual impacts of the company's corporate funds transfer pricing, asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

Corporate and Other reported core pre-tax income (excluding core OID amortization expense and repositioning items) of $9 million, compared to a loss of $48 million in the comparable prior year period. Results were primarily affected by continued improvement to Ally’s cost of funds.

OID amortization expense totaled $18 million, including $7 million of accelerated OID, in the second quarter of 2015, compared to $53 million reported in the corresponding prior year period which also included $7 million of accelerated OID.

Additional Financial Information

For additional financial information, the second quarter 2015 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

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With approximately $156.5 billion in assets as of June 30, 2015, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors, and Ally and Chrysler, and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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